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                                                                    EXHIBIT 10.1

                             DISTRIBUTION AGREEMENT


          THIS DISTRIBUTION AGREEMENT is made this 11th day of June, 1997 by and between ST. JOHN KNITS, INC., a corporation duly organized under the laws of the State of California (hereinafter "SUPPLIER"), and GARY FARN, LTD., a corporation duly organized under the laws of the State of Connecticut (hereinafter "DISTRIBUTOR").

          WHEREAS, Supplier designs, manufactures and distributes women's apparel as well as jewelry and accessories;

          WHEREAS, Supplier manufactures and markets certain perfume products and desires to increase the sales of such products;

          WHEREAS, Distributor has represented that it possesses the necessary expertise and marketing organization to promote and sell such perfume products; and

          WHEREAS, Supplier is willing to appoint Distributor, and Distributor is willing to accept such appointment, as distributor of Supplier's perfume products in the United States;

          NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

          For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

          1.1 CONTRACT YEAR: shall mean the period from August 1 though July 31 of the following year.

          1.2 DISTRIBUTOR NET SALES: shall mean all amounts invoiced by Distributor to its customers for the sale of the Products.

          1.3 DISTRIBUTOR PRICE: shall mean the Suggested Wholesale Price less seventy percent (70%).

          1.4 PRODUCTS: shall mean those products described in Schedule I hereto as that Schedule may be amended by Supplier, at its sole discretion, from time to time.
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          1.5  QUOTA: shall mean the minimum quantities of Products that
Distributor shall be expected to purchase from Supplier during a Contract Year under this Agreement.

          1.6 SUPPLIER INFORMATION: shall mean all information, other than information in published form or expressly designated by Supplier as non-confidential, which is directly or indirectly disclosed to Distributor or embodied in Products provided hereunder, regardless of the form in which it is disclosed, relating in any way to Supplier's markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general.

          1.7 SUGGESTED RETAIL PRICE: shall mean the suggested retail price for a Product then being listed by Supplier.

          1.8 SUGGESTED WHOLESALE PRICE: shall mean the Suggested Retail Price less forty percent (40%).

          1.9 SUPPLIER NET SALES: shall mean all amounts invoiced by Supplier to Distributor for the sale of the Products.

          1.10 TERRITORY: shall mean department and specialty stores and fine parfumeries that carry Supplier's apparel line and that currently carry the Products located in the United States.


                                   ARTICLE 2
                                  APPOINTMENT

          2.1 SCOPE. Supplier hereby appoints Distributor, and Distributor hereby accepts appointment, as Supplier's exclusive distributor during the term of this Agreement with the right to sell or otherwise distribute Products in the Territory, under Supplier's name, logotypes and trademarks, subject to all the terms and conditions of this Agreement. Distributor shall not advertise, promote, solicit customers for, sell or distribute Products outside the Territory nor establish any office through which orders are solicited or any depot at which inventories of Products are stored outside the United States.

          2.2 SUBDISTRIBUTORS. Distributor shall not without the prior written approval of Supplier, which approval may be withheld in Supplier's absolute and sole discretion, appoint any subdistributors or agents to promote and/or distribute Products.

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Further, notwithstanding any such appointments, or Supplier's approval thereof,
Distributor shall at all times remain fully liable for the performance of its subdistributors and/or agents and Distributor hereby agrees to indemnify and hold harmless Supplier from all damages, losses, costs or expenses arising in any manner from any act or omission on the part of its subdistributors or agents.

          2.3 SALES IN TERRITORY. Distributor shall not without the prior written approval of Supplier, which approval may be withheld in Supplier's absolute and sole discretion, sell to any customers other than department and specialty stores that carry Supplier's apparel line and that currently carry the Products.

          2.4 SALES TO BOUTIQUES. Supplier's retail outlets located in the United States, including its boutique and outlet stores, shall be included in the Territory; provided that Supplier may sell the Products directly to its outlet stores; and further provided that Distributor agrees that it shall charge Supplier's retail outlets the Suggested Retail Price less sixty percent (60%).

          2.5 RESERVED SALES RIGHTS. Notwithstanding any other provision of this Agreement, Supplier reserves the right to sell Products under the Supplier's name, logotypes and trademarks outside the United States.


                                   ARTICLE 3
                       GENERAL OBLIGATIONS OF DISTRIBUTOR

          3.1 MARKETING. Distributor shall have the following obligations with respect to the marketing and distribution of the Products:

               (a) To use its best efforts to further the promotion, marketing, sale and other distribution of Products in the United States;

               (b) To insure that the promotion, marketing and sale of the Products is consistent with the Supplier's image and reputation;

               (c) To maintain an adequate and balanced inventory of Products;

               (d) To diligently investigate all leads with respect to potential customers referred to it by Supplier;

               (e) To permit Supplier on reasonable notice to visit Distributor's customers and to visit Distributor's place of business and inspect its inventories, service records and other relevant documents;

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               (f) To maintain throughout the United States an adequate sales force dedicated on a full-time basis to the sale of Products and to maintain adequate coverages in major markets; Supplier's recommended minimum coverages are specified in Schedule II;

               (g) To participate actively in sales or merchandising programs planned by Supplier; to participate in all fairs and exhibitions in the United States where such participant will, in the judgment of Supplier, promote the Products, including participation in Supplier's trunk shows and personal appearances of Marie Gray or Kelly Gray; and Distributor shall insure that a model or representative for the Products (wearing Supplier's apparel) shall be present at each of Supplier's trunk shows and personal appearances by Marie Gray or Kelly Gray;

               (h) To develop and implement sales programs for the promotion of the Products;

               (i) To provide Supplier contemporaneously with the execution of this Agreement with a comprehensive one (1) year promotion and sales plan in form and detail reasonably requested by Supplier, and to update such business plan each year within ninety (90) days prior to the commencement of each subsequent Contract Year; and

               (j) To provide Supplier within fifteen (15) days of the end of each month a report of its sales (by retail customer) for that month compares to its forecasted sales for such month, which report shall be in such form and in such detail as Supplier may reasonably require; and to provide Supplier within ninety (90) days of the end of each Contract Year with a report of its activities with respect to the Products in the United States during such year, which report shall be in such form and in such detail as Supplier may reasonably require.

          3.2 EXPENSES. Distributor assumes full responsibility for all costs and expenses that it incurs in carrying out its obligations under this Agreement, including but not limited to all rentals, salaries, commissions, advertising, demonstration, travel and accommodation expenses without the right to reimbursement for any portion thereof from Supplier.

          3.3 COMPETITIVE PRODUCTS. Supplier acknowledges that Distributor markets and distributes products that compete with the Products; and Distributor expressly agrees that it is bound by Article 7 hereof and shall not disclose any Supplier Information to any competitors of the Supplier.

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                                   ARTICLE 4
                              PRICES AND PAYMENTS

          4.1 PRICES. The prices to be paid by Distributor for Products purchased pursuant to this Agreement shall be the Distributor Prices in effect at the time of acceptance of the relevant purchase order. All Distributor Prices are f.o.b. at or near Distributor's manufacturing or warehouse facility, or at Distributor's designated shipping point, and include packing in accordance with Supplier's standard commercial practices in effect at the time of shipment. Special packing or handling shall be at the sole expense of Distributor. All payments to be made by Distributor to Supplier pursuant to this Agreement represent net amounts Supplier is entitled to receive and shall not be subject to any deductions for any reason whatsoever; provided that Supplier shall also provide Distributor with the packaging material described in Section 4.4 and the additional promotional items described in Article 7.

          4.2 PRICE INCREASES, DECREASES. Supplier may, at any time during the term of this Agreement, increase its prices for the Products by providing Distributor with at least sixty (60) days prior written notice. Increased prices for all Products shall not apply to purchase orders accepted prior to the effective date of the price increase. Price decreases with respect to all Products shall be effective immediately upon written notice to the Distributor on all such Products not yet delivered.

          4.3  PAYMENT TERMS.  All payments hereunder shall be due net ninety
(90) days from the date of shipment of the Products. In the event of any dispute arising over any part of an invoice or the total amount due under an invoice, all undisputed amounts shall be promptly paid by Distributor. So long as any amount due remains unpaid by Distributor, (i) Supplier shall have the right, in its sole discretion, to require payment for additional shipments of Products either by cash in advance or supported by a letter of credit, (ii) Distributor will owe and will pay interest on the amount overdue at the rate equal to the lessor of: (a) the prime rate being charged by Bank of America plus three percent (3%); or (b) the maximum rate allowed by applicable law and (iii) Supplier may exercise any of its rights and remedies for such breach under this Agreement and applicable law.

          4.4 REFURBISHING. Supplier shall provide Distributor packaging material for refurbishing returned Products of an amount sufficient to refurbish five percent (5%) of the quantity of units purchased during a Contract Year.
Any additional packaging material requested by Distributor shall be provided by Supplier on the terms specified by Supplier.

          4.5 RESALE PRICES. Supplier will provide Distributor with a list of suggested wholesale and retail prices for the Products.

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                                   ARTICLE 5
                              ORDERS FOR PRODUCTS

          5.1 PURCHASE ORDERS. Distributor shall submit purchase orders for the Products to Supplier in writing sent by mail, overnight delivery or facsimile. The purchase order shall specify the desired delivery dates and shipping instructions and shipping address. Distributor shall ensure that its purchase orders are received by Supplier at least (x) one-hundred and twenty
(120) days prior to the requested delivery dates of any promotional or seasonal items and (ii) ninety (90) days prior to the requested delivery dates for all other items. Without the written consent of the Supplier, Distribution shall not be entitled to order quantities of items in excess of 110% of Distributor's forecast during any six month period.

          5.2 ACCEPTANCE OF ORDERS. All purchase orders from Distributor are subject to reasonable acceptance in writing by Supplier at its principal offices in Irvine, California, which acceptance shall be delivered by mail, overnight delivery or facsimile. Each purchase order shall be deemed to be an offer by Distributor to purchase the Products pursuant to the terms of this Agreement and, when accepted in writing by Supplier shall give rise to a contract under the terms set forth herein to the exclusion of any additional or contrary terms set forth in the purchase order.

          5.3  DELIVERY TERMS.

               (a) All deliveries of the Products shall be f.o.b. at or near Supplier's manufacturing or warehouse facility, or at Supplier's designated shipping point. Unless otherwise provided in this Agreement, "f.o.b." shall be construed in accordance with California law.

               (b) Distributor shall insure each shipment of Products with a reputable insurer for the full invoice of such shipment. Such insurance shall provide for full coverage from the time the Products are delivered at the f.o.b. delivery point until Distributor shall have paid Supplier for such Products in full. Supplier reserves all rights with respect to delivered Products permitted by law, including without limitation, the rights of recession, repossession, resale, and stoppage in transit until the full amount due from Distributor in respect of all delivered Products has been paid.

               (c) Supplier shall use reasonable commercial efforts to deliver accepted orders in accordance with requested delivery dates, but Supplier shall not be responsible for any loss or liabilities caused by delayed shipment of any orders for any reason whatsoever; provided that if delivery of the Products is not made

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     within fifteen (15) days of the requested delivery date, Distributor may cancel the purchase order by written notice to Supplier.

          5.4 MODIFICATION OF ORDERS. No accepted purchase order shall be modified or cancelled except upon the written agreement of both parties. Distributor's purchase orders or mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the purchase order or change order so states.

          5.5 ACCEPTANCE OF PRODUCTS. In the event of any shortage, damage or discrepancy in or to a shipment of Products, Distributor shall promptly report the same to Supplier and furnish such written evidence or other documentation as Supplier may deem appropriate. Supplier shall not be liable for any such shortage, damage or discrepancy unless Supplier has received notice and substantiating evidence thereof from Distributor within thirty (30) days of arrival of the Products at Distributor's shipping address. Upon receipt of satisfactory substantiating evidence, Supplier shall promptly deliver additional or substitute Products to Distributor in accordance with the delivery procedures set forth herein; provided that in no event shall Supplier be liable for any additional costs, expenses or damages incurred by Distributor directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

          5.6 PRODUCT CHANGES. Supplier reserves the right, in its sole discretion and without incurring any liability to Distributor, to alter the specifications for any Product; discontinue the manufacture of any Product; discontinue the development of any new product, whether or not such product has been announced publicly; or commence the manufacture and sale of new products having features that make any Product wholly or partially obsolete, whether or not Distributor is granted any distribution rights in respect of such new products. Notwithstanding the foregoing, Supplier shall use its best efforts to provide Distributor with prompt written notice of such decisions and to fill all accepted purchase orders from Distributor.

          5.7 FORECASTS. Distributor agrees to provide Supplier with a rolling twelve (12) month forecast of orders on a monthly basis indicating Distributor's intended purchases of Products. Such forecast shall be updated by Distributor on a rolling basis on the fifteen of each month. Such rolling forecasts shall be used to the purposes of facilitating Supplier's manufacturing and lead times but shall not constitute or amend the Quota for any period. Distributor's initial forecast is attached hereto as Schedule III.


                                   ARTICLE 6
                          MINIMUM PURCHASE REQUIREMENT

          6.1 GENERAL REQUIREMENT. Distributor understands and agrees that the establishment and achievement of the Quota is the essence of this Agreement, and that

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failure by Distributor to satisfy its obligation under this Article 6 shall constitute a failure of consideration on the basis of which Supplier shall be entitled to terminate this Agreement.

          6.2 DETERMINATION OF QUOTA. For the initial Contract Year, the Quota shall be $1.5 million of Supplier Net Sales. For each subsequent Contract Year, unless otherwise mutually agreed upon by Distributor and Supplier in writing, the Quota shall be fifteen percent (15%) greater than the greater of (a) the Quota for the previous Contract Year or (b) the actual Supplier Net Sales for the previous Contract Year.


                                   ARTICLE 7
                           ADVERTISING AND PROMOTION


          7.1 PROMOTION OF PRODUCTS. Distributor shall diligently undertake to advertise the Products in the United States. Distributor shall consult and coordinate with Supplier regarding all promotion and advertising for the Products, and all marketing, advertising and sales promotions for the Products shall be subject to Supplier's final approval. Distributor agrees to spend an amount equal to 40% of Distributor Net Sales for advertising and promotion of the Products during each Contract Year. To facilitate the sale and promotion of the Products, each Contract Year, Supplier shall furnish Distributor with the following items, of an aggregate value of ten percent (10%) of Supplier's Net Sales during that Contract Year: (i) photographs and artistic work for all promotional activity, including displays, advertising and brochures; and (ii) testers, samples, blotters displays and other non-retail store items. In addition, Supplier shall provide Distributor with fragrance oil for magazine and catalogue strips as reasonably required for promotion and advertising approved by Supplier. All other expenses incurred by Distributor with respect to creating advertising materials and advertising the Products shall be borne by Distributor.

          7.2 SUPPLIER'S APPAREL. Supplier shall sell its apparel products to Distributor for models and representatives for the Products at Supplier's wholesale price less ten percent (10%).



                                   ARTICLE 8
                     LIMITATION OF WARRANTIES AND REMEDIES

          DISTRIBUTOR UNDERSTANDS AND AGREES AS FOLLOWS:

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          8.1  NO WARRANTIES, EXPRESS OR IMPLIED.  Supplier HEREBY EXPRESSLY
DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FOR A PARTICULAR PURPOSE, AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF SUPPLIER FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE PRODUCTS.

          8.2 CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL SUPPLIER'S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUPPLIER SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE.


                                   ARTICLE 9
                           TRADEMARKS AND TRADE NAMES

          9.1  TRADEMARKS AND TRADE NAMES.

               (a) Supplier represents and warrants that it has the sole and exclusive right to the trademarks and tradenames used in connection with the Products.

               (b) Distributor recognizes the validity of Supplier's trademarks and trade names, and acknowledges that such trademarks and trade names are the sole property of Supplier. Distributor gains no license or proprietary rights in such trademarks or trade names hereunder, and shall not infringe upon, dilute or harm Supplier's rights in its trademarks and trade names. Distributor hereby assigns to Supplier any and all good will resulting from Distributor use of Supplier's trademarks and trade names.

               (c) Upon termination of this Agreement, Distributor agrees to discontinue immediately all use of Supplier's trademarks and trade names and to destroy or deliver to Supplier (at Supplier's election) all advertisements, brochures, displays, designs, posters and other promotional matter then in Distributor's possession or control.

               (d) Distributor shall promptly inform Supplier in writing of any infringement of Supplier's trademarks or trade names, or of any claim or allegation that Supplier's trademarks or trade names infringe any rights of any other person. Distributor agrees that it will assist and cooperate in the protection of Supplier's trademarks and tradenames as requested by Supplier, and Supplier agrees to reimburse Distributor for any out-of-pocket costs incurred in connection with such

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     assistance; provided that if any action is brought against Distributor involving Supplier's trademarks or tradenames, Supplier shall assume control of the defense of such action and shall pay all expenses incurred in such defense.

               (e) Distributor acknowledges that Supplier shall control the quality of the Product and Distributor shall not alter the Products in any manner.

               (f) Distributor shall not use any trademarks or trade names other than those expressly authorized by Supplier in this Agreement or in writing from time to time. Distributor shall not use Supplier's trademarks or trade names in any manner (including advertising) without submitting such proposed use to Supplier and obtaining prior written approval therefore from Supplier.


                                   ARTICLE 10
                                CONFIDENTIALITY

          Distributor acknowledges and agrees that all Supplier Information is confidential and proprietary to Supplier. Distributor agrees not to use any of such Supplier Information during the term of this Agreement and for a period of five (5) years thereafter for any purpose other than as permitted or required for performance by Distributor hereunder. Distributor further agrees not to disclose the terms of this Agreement or provide any of such Supplier Information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors or consultants during the term hereof and for a period of five (5) years thereafter. Nothing herein shall prevent Distributor from using, disclosing or authorizing the disclosure of any Supplier Information which is, or hereafter becomes, part of the public domain through no fault of Distributor.

                                   ARTICLE 11
                              TERM AND TERMINATION

          11.1 TERM. This Agreement shall take effect as of August 1, 1997 and shall continue in force for the initial period of five (5) years. Six (6) months prior to the expiration of the initial period and each subsequent period, the parties shall determine whether to extend the Agreement for an additional Contract Year. If not extended by mutual agreement after the initial period or any subsequent period, this Agreement shall terminate.

          11.2 TERMINATION. Notwithstanding the provisions of Section 11.1 above, this Agreement may be terminated in accordance with the following provisions:

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               (a) Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, if the other party becomes the subject of bankruptcy or insolvency proceedings, makes an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise loses legal control of its business;

               (b) Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure (as defined in Section 12.1 below) continue for more than six (6) months; or

               (c) Either party may terminate this Agreement by giving notice in writing to the other party if the other party is in material breach of this Agreement and, if the breach is curable, shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party.


          11.3 AGREEMENT TO DISCUSS MUTUAL TERMINATION. If either party determines in its business judgment that a termination of the Agreement prior to its expiration is desirable, it shall notify the other party and both parties agree to discuss in good faith a mutually agreeable termination of the Agreement.

          11.4 RIGHTS AND OBLIGATIONS ON TERMINATION. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

               (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

               (b) Upon termination, Supplier shall have the right, at its option, to (i) cancel any or all accepted purchase orders that provide for delivery after the effective date of termination, and/or (ii) repurchase any part or all of Distributor's inventory of Products in Distributor's possession as of the termination date at Supplier's invoiced price to Distributor for such products, plus freight to the original f.o.b. shipping point. Supplier shall exercise its option under this subsection by notifying Distributor in writing no later than thirty days (30) days of receipt from Distributor of a detailed statement of its unsold inventories, which Distributor shall provided to Supplier within seven (7) days of the effective termination date. If (i) Supplier fails to timely provide Supplier with the detailed inventory or (ii) if Supplier determines to repurchase all of Distributor's inventory, Supplier shall immediately cease distributing the Products; otherwise the Supplier may continue to distribute the Products until the date that is six months after the termination of the Agreement. Regardless of the basis for termination, in no event shall

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     Distributor have the right to sell the Products except to the Supplier or to customers approved under Section 2.3 of this Agreement;

               (c) Distributor's obligations pursuant to Articles 9 and 10 hereof shall survive termination of this Agreement; and

               (d) Within thirty (30) days of the effective date of termination of this Agreement, Distributor shall furnish Supplier with a list of all Distributor's customers and the place of destination of all Products sold within the last year. In addition, Distributor agrees to furnish Supplier with complete information as to the status of any negotiations for the sale of the Products.

          11.5 NO COMPENSATION. In the event either party terminates this Agreement for any reason in accordance with the terms hereof, the parties hereby agree that, without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation or like payment from the other as a result of such termination.


                                   ARTICLE 12
                                 FORCE MAJEURE

          12.1 DEFINITION. Force Majeure shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, that prevents whole or in material part the performance by one of the parties of its obligations hereunder or that renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

          12.2 NOTICE. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the Force Majeure. Such notice shall include a description of the nature of the Force Majeure, and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

          12.3 CONFIRMATION. The party invoking Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force

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Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

          12.4 SUSPENSION OF PERFORMANCE. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.



                                   ARTICLE 13
                                 MISCELLANEOUS

          13.1 RELATIONSHIP. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

          13.2 ASSIGNMENT. Distributor agrees that Supplier is entering into this Agreement in reliance on Distributor's skill, experience and reputation for the promoting and distributing fragrance products and that this Agreement is an agreement for personal services under Section 365 of the Bankruptcy Code. Neither party shall have the right to assign or transfer its rights and obligations under this Agreement except with the prior written consent of the other party, which consent may be withheld at that party's sole discretion for any reason whatsoever, or for no reason at all; provided, however, Supplier shall be entitled to assign any or all of its rights and obligations hereunder to any of its subsidiaries. If Gary Farn and members of his immediate family cease to own at least 51% of the outstanding shares of the Distributor's common stock or other voting stock, such an event shall be deemed a violative assignment of this Agreement. Any prohibited assignment shall be null and void.

          13.3 NOTICES. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified air mail, postage prepaid, return receipt requested, overnight courier, or facsimile (with a copy mailed by first class mail), addressed to the respective addresses of the parties as set forth below or at such other addresses as the respective parties may designate by like notice from time to time. Each such notice shall be effective (i) if given by mail, three days after deposit in the mails, with first class postage prepaid, or (ii) if given by overnight courier, one day after

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dispatch, or (iii) if given by facsimile when transmitted to the applicable number specified below and an appropriate answer is received.

          If to Supplier, addressed to:

          ST. JOHN KNITS, INC.
          17422 Derian Avenue
          Irvine, California 92614
          Attention:
          Facsimile:  (714) 223-3272

          With a copy to:

          O'MELVENY & MYERS LLP
          610 Newport Center Drive, Suite 1700
          Newport Beach, California 92660
          Attention:  David A. Krinsky, Esq.
          Facsimile:  (714) 669-6994

          If to Distributor, addressed to:

          GARY FARN, LTD.
          249 Pepe's Farm Road
          Milford, Connecticut 06460
          Attention:  Gary Farn
          Facsimile:  (203) 877-9443

          With a copy to:
          PARSON-BROWN
          666 Third Avenue
          New York, New York
          Attention:  Albert Byers
          Facsimile:  (212) 682-9112


          13.4 GOVERNING LAW. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of California.

          13.5 JURISDICTION. The sole jurisdiction and venue for any legal action arising out of this Agreement shall be a federal or state court located in Orange County, California. Each of Distributor and Supplier hereby irrevocably submits to the jurisdiction of any of said courts and hereby waives any claim or defense of inconvenient forum.

          13.6 ENTIRE AGREEMENT. THIS AGREEMENT, INCLUDING SCHEDULES I THROUGH III ATTACHED HERETO AND INCORPORATED AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS ORAL OR WRITTEN AGREEMENTS BY AND BETWEEN SUPPLIER AND DISTRIBUTOR AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.

          13.7 AMENDMENT. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.

          13.8 PUBLICITY. This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party's prior written approval.

          13.9 SEVERABILITY. If any of the terms of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such terms shall be deemed stricken from this Agreement, except that to the extent striking such provisions deprives either party of the benefit of its bargain, in which event either the parties will renegotiate new provisions acceptable to them or the Agreement shall terminate.

          13.10 COUNTERPARTS. This Agreement can be executed in counterparts and each such counterpart shall be deemed an original hereof.

          13.11 NON-WAIVER. The waiver, express or implied, by any of the parties hereto of any right hereunder or of any failure to perform or breach hereof by the other party shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar of dissimilar nature thereto.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

                              ST. JOHN KNITS, INC.,
                              A CALIFORNIA CORPORATION


                              By:   /s/ David Frankel
                                 ------------------------------------------
                              Name:     David Frankel
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------

                              GARY FARN, LTD.,
                              A CONNECTICUT CORPORATION


                              By:   /s/ Gary Farn
                                 ------------------------------------------
                              Name:     Gary Farn
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------

                                  SCHEDULE I

                                   PRODUCTS
                                   --------

              Product                     WHOLESALE        SUGGESTED RETAIL
              -------                     ---------        ----------------
SJ Perfume Spray 1 oz.                      $150                 $250
SJ Perfume .40 oz.                          $ 60                 $100
SJ EDP Spray 3.0 oz.                        $ 51                 $ 85
SJ EDP Spray 1.7 oz.                        $ 36                 $ 60
SJ EDP Spray 1 oz.                          $ 27                 $ 45
SJ Body Creme 6.5 oz.                       $ 39                 $ 65
SJ Body Lotion 3.0 oz.                      $ 27                 $ 45
SJ Polishing Scrub 8.0 oz.                  $ 15                 $ 25
SJ Shower Gel 8.0 oz.                       $ 15                 $ 25
SJ Perfume Bath Salts 11.0 oz.              $ 15                 $ 25
SJ 3.0 oz. Body Mist                        $ 27                 $ 46
SJ Sets & Promo Items

New Fragrance Line - planning 2 EDP sizes, 2 perfume sizes, Body Lotion, Body Cream, other ancillaries and Promotional Sets.


                                     S-I-1

                                  SCHEDULE II

                                MARKET COVERAGE
                                ---------------

Market                        Coverage

New York                      NY AE, Rotator, Full Time Sales Emp., Full Time
                              Emp. (share w/ L&T)

New Jersey                    NY AE, Rotator, Show Coverage

New York Suburbs              NY AE, Show Coverage

Philadelphia                  Rotator, AE out of D.C.

Boston                        NY AE, Rotator, Show Coverage

Wash. D.C.                    AE, Rotator, Modeling, Show Coverage

Atlanta                       AE, Rotator (10 hrs per wk in Saks & NM's)

Florida Goldcoast             AE, Rotator

Florida Westcoast             AE

Chicago/Mich Ave              AE, Rotator

Chicago Suburbs               Chicago AE, Rotator, Show Coverage

Detroit & Suburbs             Chicago AE, Rotator

St. Louis                     AE

Kansas City                   AE, Promo Modeling

Indianapolis                  AE

Minneapolis                   AE

Dallas                        AE, Rotator, Promo Modeling, Show Coverage

Houston                       AE, Rotator, Promo Modeling, Show Coverage

Las Vegas                     AE, Rotator (25 hrs), Promo Coverage

Denver                        AE, Promo Coverage

Phoenix                       AE, Rotator, Promo & Show Coverage

Seattle-Tacoma                AE, Rotator, Promo & Show Coverage

San Francisco                 AE, Rotator, Promo & Show Coverage

                                    S-II-1

San Fran - East Bay           Promo and Show Coverage

San Fran - West Bay           AE, Promo & Show Coverage

Beverly Hills                 AE, Rotator, Promo & Show Coverage

Valley                        AE

South Bay                     AE

Pasadena-Glendale             AE

South Coast                   AE, Rotator, Promo & Show Modeling

Fashion Island                AE, Promo & Show Coverage

Palm Springs                  AE, Promo & Show Coverage

San Diego                     AE, Promo & Show Coverage

AE = Account Executive


                                    S-II-2

                                  SCHEDULE III

                         FORECAST OF INTENDED PURCHASES
                         ------------------------------



                                    S-III-1